Exhibit 99.1

Key Energy Services, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information of Key Energy Services, Inc., and its wholly owned subsidiaries (collectively, “Key,” the “Company,” “we,” “us,” “its,” and “our”) gives effect to the consummation of the Company’s Plan, as described below, which became effective December 15, 2016 (the “Effective Date”), and our adoption of fresh start accounting. The unaudited pro forma condensed consolidated financial statement is based on the Company’s historical consolidated financial statements. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016 should be read in conjunction with the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The unaudited pro forma condensed consolidated financial statement is for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the Effective Date had occurred on January 1, 2016. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Plan becoming effective, (ii) factually supportable, and (iii) expected to have a continuing impact on the Company’s consolidated results.

References to “Successor” or “Successor Company” relate to the results of operations of the reorganized Company subsequent to December 15, 2016. References to “Predecessor” or “Predecessor Company” refer to the results of operations of the Company on and prior to December 15, 2016.

EMERGENCE FROM VOLUNTARY REORGANIZATION

On October 24, 2016, Key and certain of our domestic subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware pursuant to a prepackaged plan of reorganization (the “Plan”). The Plan was confirmed by the Bankruptcy Court on December 6, 2016, and the Company emerged from the bankruptcy proceedings on December 15, 2016.

On the Effective Date, the Company:

•	Appointed new members to the Successor Company’s board of directors to replace directors of the Predecessor Company;

•	Issued to the Predecessor Company’s former stockholders, in exchange for the cancellation and discharge of the Predecessor Company’s common stock:

•	815,887 shares of the Successor Company’s common stock;

•	919,004 warrants to expire on December 15, 2020, and 919,004 warrants to expire on December 15, 2021, each exercisable for one share of the Successor Company’s common stock;

•	Issued to former holders of the Predecessor Company’s 6.75% senior notes, in exchange for the cancellation and discharge of such notes, 7,500,000 shares of the Successor Company’s common stock;

•	Issued 11,769,014 shares of the Successor Company’s common stock to certain participants in a rights offerings conducted pursuant to the Plan;

•	Issued to Soter Capital LLC the sole share of the Successor Company’s Series A Preferred Stock, which confers certain rights to elect directors (but has no economic rights);

•	Entered into a new $80 million senior secured asset-based revolving credit facility (which was increased to $100 million on February 3, 2017) and a $250 million senior secured term loan facility upon termination of the Predecessor Company’s asset-based revolving credit facility and term loan facility;

•	Entered into a corporate advisory services agreement (the “CASA”) between the Successor Company and Platinum Equity Advisors, LLC (“Platinum”) pursuant to which Platinum will provide certain business advisory services to the Company.

The foregoing is a summary of the substantive provisions of the Plan and related transactions and is not intended to be a complete description of, or a substitute for a full and complete reading of, the Plan and the other documents referred to above.

FRESH START ACCOUNTING

In accordance with ASC 852, Reorganizations (“ASC 852”), fresh start accounting was required upon the Company’s emergence from Chapter 11 because (i) the holders of the then-existing voting shares of the Predecessor received less than 50% of the voting shares of the Successor and (ii) the reorganization value of the Predecessor assets immediately prior to confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims.

All conditions required for the adoption of fresh start accounting were met when the Company’s Plan became effective on December 15, 2016. The implementation of the Plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in the Company’s consolidated financial statements and resulted in the Company becoming a new entity for financial reporting purposes. As a result of the application of fresh start accounting and the effects of the implementation of the Plan, the financial statements after December 15, 2016 are not comparable with the financial statements on and prior to December 15, 2016.

Upon the application of fresh-start accounting, the Company allocated the reorganization value to its individual assets and liabilities in conformity with ASC 805, Business Combinations (“ASC 805”). Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. The excess reorganization value over the fair value of identified tangible and intangible assets is reported as goodwill.

The estimated enterprise value and the equity value are highly dependent on the achievement of the future financial results contemplated in the projections that were set forth in the Plan. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the reorganization value include the assumptions regarding revenue growth, operating expenses, the amount and timing of capital expenditures and the discount rate utilized.

Fresh start accounting reflects the value of the Successor Company as determined in the confirmed Plan. Under fresh start accounting, asset values are remeasured and allocated based on their respective fair values in conformity with the purchase method of accounting for business combinations in ASC 805. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk-adjusted interest rates. Deferred taxes were determined in conformity with applicable accounting standards. Predecessor accumulated depreciation, accumulated amortization, accumulated other comprehensive loss and retained deficit were eliminated.

Key Energy Services, Inc. and Subsidiaries

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Predecessor	Successor
	Period from January 1, 2016 through December 15, 2016	Period from December 16, 2016 through December 31, 2016	Pro Forma Adjustments		Pro Forma Condensed Consolidated for the year ended December 31, 2016
REVENUES	$399,423	$17,830	$—		$417,253
COSTS AND EXPENSES:
Direct operating expenses	362,825	16,603	(488	)A	378,940
Depreciation and amortization expense	131,296	3,574	(50,177	)B	84,693
General and administrative expenses	163,257	6,501	(30,360	)C	139,398
Impairment expense	44,646	—	—		44,646

Operating loss	(302,601)	(8,848)	81,025		(230,424)

Reorganization items, net	(245,571)	—	245,571	D	—
Interest expense, net of amounts capitalized	74,320	1,364	(44,619	)E	31,065
Other (income) loss, net	(2,443)	32	—		(2,411)

Loss before income taxes	(128,907)	(10,244)	(119,927)		(259,078)
Income tax expense	(2,829)	—	—	F	(2,829)

NET LOSS	$(131,736)	$(10,244)	$(119,927)		$(261,907)

Loss per share:
Basic and diluted	$(0.82)	$(0.51)			$(13.04)
Weighted Average Shares Outstanding:
Basic and diluted	160,587	20,090			20,090

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

Key Energy Services, Inc. and Subsidiaries

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed consolidated statement of operations is based on the Company’s historical consolidated statements of operations as adjusted to give effect to the consummation of the Plan and the adoption of fresh start accounting. The unaudited pro forma consolidated statement of operations for the twelve months ended December 31, 2016 give effect to the consummation of the Plan and the adoption of fresh start accounting as if they had occurred on January 1, 2016. Because the effects of the consummation of the Plan and the adoption of fresh start accounting are reflected in the audited consolidated balance sheet as of December 31, 2016, included in the Annual Report on Form 10-K for the year ended December 31, 2016, no unaudited pro forma condensed consolidated balance sheet is included herein.

Note 2 - Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations:

(A)	Reflects the elimination of $0.1 million compensation expense related to acceleration of Predecessor restricted stock units and awards and a $0.4 million reduction in accretion expense following the fair value measurement as part of applying fresh start accounting upon emergence from Chapter 11 bankruptcy.

(B)	Represents the reduction in depreciation and amortization expense following the fair value measurement of the Company’s assets and liabilities as part of applying fresh start accounting upon emergence from Chapter 11 bankruptcy.

(C)	Reflects the elimination of $25.8 million of legal and professional fees related to debt restructuring and bankruptcy advisors that were incurred prior to the bankruptcy petition date, $2.2 million of Predecessor directors and officers insurance policies expense, $1.9 million compensation expense related to acceleration of Predecessor restricted stock units and awards and $3.3 related to the exit or amendment of leases partially offset by $2.8 million related to the CASA.

(D)	Represents the elimination of reorganization items that were directly attributable to the Chapter 11 reorganization which consist of $578.7 million gain on debt discharge and $0.8 million of settlement and rejection damages partially offset by $299.6 million loss on fresh start accounting revaluations, $19.2 million write-off of deferred financing costs and debt premiums and discounts, and $15.2 million of professional fees incurred in connection with the Chapter 11 proceeding.

(E)	Reflects the elimination of $37.2 million of interest expense related to Predecessor senior secured notes cancelled as part of the Plan, $2.9 million decrease in amortization of debt issuance costs, $2.8 million decrease in interest expense related to term loan facilities, $1.1 million decrease related the elimination of amortization of debt discount, net, and $0.6 million decrease in commission and commitment fees.

(F)	The income tax effect of the pro forma adjustments is zero. The adjustments to loss before income taxes would result in zero change in current income tax receivable or payable.